SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                   FORM 8-K


                Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):
                                March 27, 1998

                      SCIENTIFIC SOFTWARE-INTERCOMP, INC.
                      -----------------------------------
            (Exact name of registrant as specified in its charter)

             Colorado                        0-4882                 84-0581776
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(State  or  other jurisdiction          (Commission File No.)             (IRS
Employer
       of  incorporation)
Identification  No.)



633  17th  Street,  Suite  1600
Denver,  Colorado                                      80202
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(Address  of  principal  executive  offices)                        (Zip Code)





                                               (303) 292-1111
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             (Registrant's telephone number, including area code)



              1801 California Street, Suite 295, Denver, Colorado
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         (Former name or former address if changed since last report)
Items  1  -  4.          Inapplicable.
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Item  5.          Other  Events.
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On  April  1,  1998,  the Company announced that it had entered into a binding agreement with Baker Hughes Incorporated ("Baker") to acquire all of the outstanding shares of Scientific Software-Intercomp, Inc. ("Company") which would result in Baker acquiring the Company's ongoing Exploration and Production (E&P) Consulting and Technology (reservoir software) businesses,
subject  to  certain  conditions.    The  sale  does not include the Company's
Pipeline Simulation Division assets which are being purchased separately by LICEnergy Inc. The Company had previously entered into a non-binding Outline of Terms agreement for the acquisition of the Company by Well Service
Technology  A/S  ("WST").   The Outline of Terms agreement between the Company
and WST lapsed on March 6, 1998 without the parties coming to a definitive agreement.

The press release announcing the acquisition by Baker is included in the Company's filed Form 8K as Exhibit "A" and the agreement with Baker is attached as Exhibit "B".

The agreement with Baker provides that the shareholders of the Company's common stock would receive a maximum of $.50 and a minimum of $.30 net per share in consideration for the acquisition, with the maximum and minimum amounts per share depending on the amount payable to Halliburton Company ("Halliburton"), the preferred shareholder of the Company. The amount payable to Halliburton would be in exchange for the preferred stock of the Company.

The acquisition is subject to customary conditions as well as the approval of the Company's common shareholders.

The Company's senior secured lenders, the Lindner Funds ("Lindner") and Renaissance Capital Partners II, Ltd. ("Renaissance") have agreed to accept discounted terms of $1.4 million and $1.3 million respectively in satisfaction of the outstanding $6.5 million principal plus accrued interest and other obligations owed by the Company to the lenders. The agreements with Lindner and Renaissance are included in the filed Form 8K as Exhibit "C" and "D" respectively. Halliburton has agreed to accept $2.5 million in cash in exchange for its $4.0 million preferred stock holding in the Company. The agreement with Halliburton is included in the filed Form 8K as Exhibit "E".

As a result of the agreement with Halliburton, the Company expects the consideration payable to the Company's common shareholders to be approximately $.49 per share, subject to possible downward adjustment based on the results of Baker's continued due diligence.

The agreement with Baker, while binding, will be further detailed in a subsequent customary definitive agreement between Baker and the Company, containing the terms set forth in the agreement announced on April 1, 1998.

Closing  of  the  acquisition  is  expected  in  the  third  quarter  of 1998.


Item  6.          Inapplicable.
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Item  7.          Financial  Statements  and  Exhibits.
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(1)          Inapplicable.

(2)          Inapplicable.

(3)          Exhibits

Exhibit  A  -          Press  Release  dated  April  1,  1998

Exhibit  B  -          Letter Agreement dated March 27, 1998 with Baker Hughes
Incorporated

Exhibit  C  -         Letter Agreement dated March 30, 1998 with Lindner Funds

Exhibit  D  -          Letter  Agreement dated March 30, 1998 with Renaissance
Partners  II,  Ltd.

Exhibit  E  -        Letters dated March 27, 1998 and March 30, 1998 regarding
agreement  with  Halliburton  Company

Item  8.          Inapplicable.
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Date:              April 13, 1998          SCIENTIFIC SOFTWARE-INTERCOMP, INC.



     By:     /s/ George Steel                                    George Steel,
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President  and  Chief  Executive
           Officer